PROMISSORY NOTE

Pocatello, Idaho	Amount: $25,000

FOR VALUE RECEIVED, TETRIDYN SOLUTIONS, INC., an Idaho corporation of 1651 Alvin Ricken Drive, Pocatello, ID  83201 (“Maker”), promises to pay to the order of DAVID AND ANTOINETTE HEMPSTEAD of Idaho Falls, Idaho (“Payee”) the principal sum of $25,000.00, with interest accruing thereon as described below.

1.
The loan will have 0% interest if repaid within sixty (60) days of receipt of funds by the Maker.  If the loan is not repaid within sixty (60) days of receipt of funds by the Maker, the Maker will be charged 10% to compensate the Payee for fees associated with securing the loan funds.

2.
If the loan is repaid within one year of receipt of funds by the Maker, no annual interest rate will be charged.  If the loan is not repaid within one year of receipt of funds, the annual interest rate will be 6% starting at the one-year anniversary date of the loan.

3.	The Payee is authorized to convert part or all of the loan balance and accrued interest to common stock of the Maker at fair market value at any time.

4.	The loan’s due date for full repayment is December 31, 2014.

This Promissory Note shall be governed by and construed in accordance with the laws of the State of Idaho.

In the event this Note is placed with an attorney for collection or enforcement of any of its terms or provisions, whether or not suit is filed, the undersigned promises to pay, in addition to costs provided by statute or rule a reasonable attorney’s fee.

Payment of this Note is unsecured.

DATED this 9th day of November, 2011.

TETRIDYN SOLUTIONS, INC.

By:	/s/ David W. Hempstead
David W. Hempstead, President

By:	/s/ Antoinette Knapp
Antoinette Knapp, Secretary